Exhibit 99.1

NOTICE OF FULL REDEMPTION

OF

THE MEDICINES COMPANY

2.50% CONVERTIBLE SENIOR NOTES DUE 2022

CUSIP Number 584688AE51

The Medicines Company (the “Issuer”) by this written notice (the “Notice of Redemption”) on January 6, 2020 hereby exercises, pursuant to Sections 16.01 and 16.02 of the Indenture, dated as of January 13, 2015 (as supplemented from time to time, the “Indenture”), by and between the Issuer and Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”), its right to redeem (the “Redemption”) all of its outstanding 2.50% Convertible Senior Notes due 2022 (the “Notes”) on February 5, 2020 (the “Redemption Date”). All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

The redemption price per $1,000 principal amount of Notes (the “Redemption Price”) will be equal to 100.00% of the principal amount of Notes, plus accrued and unpaid interest from January 15, 2020 to, but not including, the Redemption Date. A Holder may surrender their Notes for conversion at any time prior to 5:00 p.m., New York City time, on February 4, 2020, the Scheduled Trading Day immediately preceding the Redemption Date.

In lieu of Redemption, Notes may be converted at any time before 5:00 p.m., New York City time, on February 4, 2020. The current conversion rate of the Notes is 29.8806 units of Reference Property per $1,000 principal amount of Notes, which is equivalent to $2,539.851 in cash per $1,000 principal amount of Notes. As a result, Holders who convert their Notes will receive a higher cash payment than Holders who have their Notes redeemed by the Company as a result of Holding their Notes through the Redemption Date.

Holders electing to convert their notes in connection with the Make-Whole Fundamental Change are entitled to zero (0.00) Additional Shares as described in Section 14.03 of the Indenture.

On the Redemption Date, the Redemption Price will become due and payable on the Notes, interest will cease to accrue on the Notes, and the Holders thereof will be entitled to no rights as such Holders with respect to the Notes except the right to receive payment of the Redemption Price, unless the Issuer defaults in making payment of the Redemption Price on the Redemption Date, in which case such interest shall continue to accrue until the Redemption Price, including any such additionally accrued interest, is paid.

1 The CUSIP number in this Notice of Redemption is included solely for the convenience of the Holders of Notes. Neither the Issuer nor the Trustee shall be responsible for the selection or use of the CUSIP number, nor is any representation made as to its correctness or accuracy with respect to the Notes or as indicated in this Notice of Redemption. The Holder should rely only on the other identification numbers printed on the Notes.

Payment of the Redemption Price will be made on the Redemption Date upon presentation and surrender of the Notes (together with necessary endorsements) at the Paying Agent’s address set forth below or by effecting book entry transfer of the Notes. The Trustee has informed the Company that, as of the date of this Notice, The Depository Trust Company (“DTC”) is the sole registered Holder of the Notes, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and there are no certificated Notes in non-global form. As a result, Notes should be surrendered for redemption in accordance with DTC’s procedures therefor.

Holders who wish to convert their Notes in lieu of Redemption must surrender their Notes for conversion no later than 5:00 p.m., New York City time, on February 4, 2020 and must satisfy the requirements set forth in Section 14.02 of the Indenture. To convert a beneficial interest in a Note that is a Global Note, the beneficial owner must comply with the applicable procedures of DTC to cause to be delivered to the Conversion Agent through the facilities of DTC in accordance with the applicable procedures of DTC, the interest in the Global Note to be converted, accompanied by:

•	payment of any documentary, stamp or similar issue or transfer taxes, in accordance with Sections 14.02(d) and 14.02(e) of the Indenture; and

•	payment of any interest payable on the Notes in accordance with Section 14.02(h) of the Indenture.

The Company, through the Trustee, has separately provided a notice to Holders of their conversion rights which provides more information on how to surrender Notes for conversion.

TRUSTEE, PAYING AGENT AND CONVERSION AGENT

The Trustee is the Paying Agent and Conversion Agent (each as defined in the Indenture) with respect to the Notes. The Trustee’s address is:

By Overnight Courier, Registered or
Certified Mail:
Wells Fargo Bank, N.A.

Corporate Trust Operations

MAC N9300-070

600 South Fourth Street, 7th Floor

Minneapolis, MN 55415

By Facsimile Transmission:

1-877-407-4679

Telephone:

(800) 344-5128

bondholdercommunications@wellsfargo.com

IMPORTANT INFORMATION REGARDING TAX CERTIFICATION AND POTENTIAL WITHHOLDING

U.S. federal tax law requires that the Trustee as paying agent (in such context, the “Paying Agent”) withhold 24% of your payment under “backup withholding rules” unless: (a) you qualify for an exemption or (b) you provide the Paying Agent with your Social Security Number or Federal Employer Identification Number and certain other required certifications. A Holder that is a U.S. person (as defined in the instructions to IRS Form W-9) may provide the required information and certifications by submitting a properly completed IRS Form W-9, which may be obtained at a bank or other financial institution or from the IRS website at www.irs.gov. A Holder that is not a U.S. person may qualify as an exempt person for backup withholding purposes and may also demonstrate an exemption from, or reduction of withholding rate under, certain nonresident withholding rules by submitting a properly completed IRS Form W-8BEN, IRS Form W-8BEN-E or another version of applicable IRS Form W-8. IRS Forms W-8 may be obtained from the Paying Agent or from the IRS website at www.irs.gov.

Failure to provide a properly completed IRS Form W-9 or applicable IRS Form W-8 may result in the application of U.S. backup withholding. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the IRS.

A copy of this Notice of Redemption has been sent to all Holders of record of the Notes on January 6, 2020. Questions and requests for assistance in connection with this Notice of Redemption may be directed to Christopher Visioli at Christopher.Visioli@themedco.com.

January 6, 2020	THE MEDICINES COMPANY

By: Wells Fargo Bank, National Association, as Trustee